Exhibit 10.1
TYLER TECHNOLOGIES, INC.
Insider Trading Policy
Revised July 20, 2023

TO:    All officers, directors, and employees of Tyler Technologies, Inc. (“Tyler”)

From time to time, you may have access to information about Tyler that (1) is not generally known by people outside Tyler; and (2) would be meaningful to a decision – yours or someone else’s – about whether to buy or sell Tyler stock. If you bought or sold Tyler stock when those circumstances exist, you may have engaged in what is known as “insider trading.” Foreign, federal and state securities laws prohibit insider trading, and they also regulate whether you can share Tyler’s “material non-public information” with anyone.

Tyler’s Board of Directors adopted this Insider Trading Policy (the “Policy”) to promote compliance with the securities laws that apply to you personally and to Tyler as a company. Tyler takes its obligations to avoid insider trading very seriously and expects you to as well. You should regularly review the Policy to make sure you understand these guidelines.

Remember, there are other Tyler policies that might also apply to your Tyler stock, such as Stock Ownership Guidelines and a Stock Anti-Hedging and Pledging Policy. The Policy also aligns closely with Tyler’s policy on the Protection of Confidential or Proprietary Information. You should familiarize yourself with those policies as well.

If you have any questions about the Policy or whether another policy applies to you, contact Tyler’s chief legal officer or their designee. The chief legal officer shall administer the Policy, and all determinations and interpretations of the Policy by the chief legal officer or their designee shall be final and not subject to further review.

Scope of The Policy

    The Policy applies to each of the following groups at Tyler and/or at any of Tyler’s subsidiaries:

•Corporate officers;
•Members of the Board of Directors; and
•All employees.

Please note that the Policy also applies to individuals and/or entities with a special relationship to you, as further addressed below. Tyler may also decide that the Policy applies to other audiences, such as consultants or contractors that have access to Tyler’s “material non-public information.”

The Policy applies to buying, selling, or making a gift of any type of Tyler stock offerings, such as:

•Common stock;
•Stock options;
•Preferred stock; and
•Convertible debentures and warrants.

The Policy also applies to derivative securities that Tyler does not issue but that a brokerage company might offer you, such as exchange-traded put or call options or swaps.

Statement of The Policy

It is Tyler’s policy that a Tyler director, officer, or other Tyler employee (or any other individual that Tyler’s chief legal officer may designate), who is aware of material non-public information may not, directly or indirectly:

•Trade in Tyler stock, except as expressly permitted under the Policy;
•Recommend that others trade in Tyler stock;
•Disclose material non-public information to (a) people within Tyler whose jobs do not require them to have that information; or (b) people outside Tyler (such as family, friends, business associates, investors or consultants), unless that disclosure is made according to Tyler’s policies on the protected or authorized external disclosure of Tyler information; or
•Assist someone to do any of the above.

In addition, if you learn material non-public information about a company with which Tyler does business or that is involved in a potential transaction with Tyler, you may not, directly or indirectly, engage in transactions in that company’s securities until the information becomes public or is no longer material.

There are no exceptions to the Policy except as explicitly articulated in the Policy. The justification for the transaction, the size of the transaction, your seniority in the company, or any other factor do not constitute an exception. Again, if you have questions, please contact Tyler’s chief legal officer.

Your Responsibilities

Each person subject to the Policy has ethical and legal responsibilities to make sure they do not disclose Tyler’s material non-public information and that they do not engage in insider trading. Those responsibilities mean that you should avoid even the appearance of improper trading in Tyler stock, and that you make sure your family members, household members, and entities you control are aware of their responsibilities and taking the same steps to ensure compliance. The question of whether you possess material non-public information is your responsibility to answer, and nothing that Tyler, its chief legal officer, or another company representative may tell you constitutes legal advice to you or absolves you of that responsibility.

To help you fulfill your responsibilities, please review the sections below, where we define important terms, give specific guidance around trading windows, and detail other compliance considerations. And remember: the Policy continues to apply even after you are no longer employed by Tyler. If you are in possession of Tyler material non-public information, you may not trade in Tyler stock until that information has become public or is no longer material.

Restrictions Extended to Special Relationships

The Policy does not apply to you alone. It also applies to:

•Your family members who live with you (from your spouse to your children to your parents or in-laws);
•Family members who do not live with you but whose trading in Tyler stock is directed by you or subject to your influence or control;
•Anyone else who lives with you, even if they are not a family member; and/or
•Entities that you influence or control, such as corporations, partnerships, or trusts.

Trading in Tyler stock by any of the above individuals or entities should be treated as if they were trades by you/your account for purposes of the Policy. Note, though, that the Policy does not apply to trades by the above individuals if the trading decision is made by a third party that is not controlled by, influenced by, or related to you or them.
Defining “Insider Trading” and “Material Non-Public Information”

Insider trading means taking some action related to Tyler stock while in possession of material “inside,” or nonpublic, information. Examples include:

•Buying or selling Tyler stock on the open market through a stockbroker of your choice or through an online brokerage account;
•Exercising stock options and then selling or holding underlying stock;
•Engaging in a “short sale” transaction with Tyler stock;
•Setting and/or fulfilling a “limit order” with a broker; and
•Selling Tyler stock acquired through Tyler’s Employee Stock Purchase Plan (following the applicable holding periods).1

You also cannot disclose (or tip) material non-public information to another person who subsequently uses that information to trade their Tyler stock.

1 It is not a violation of insider trading laws to purchase stock under the Employee Stock Purchase Plan pursuant to previously authorized payroll deductions.

Tyler’s information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold, or sell Tyler stock. The information can be positive or negative; it is “material” if it could be expected to affect Tyler’s stock price. There is no bright-line rule for when information is or becomes “material;” the assessment is based on all the facts and circumstances at hand.

It is difficult to describe all the types of material non-public information you may possess that could cause problems with your own trading, or tipping someone else to trade Tyler stock. Some examples of Tyler’s material non-public information include information or knowledge about:

•Our undisclosed quarterly or annual earnings or other important financial information;
•Changes that have occurred or that we are making in previously disclosed financial information, including earnings estimates;
•Extraordinary losses or costs we have suffered or are about to suffer, or extraordinary earnings we have realized or are about to realize, that we have not yet shared with the public;
•A significant milestone we have achieved but have not yet discussed;
•An important contract we have entered into or are about to enter into, or an important contract that has been terminated or is about to be terminated, that we have not yet disclosed;
•A merger, acquisition, takeover, or some other corporate purchase or sale we are preparing to transact, as either the buyer or the seller;
•A plan to declare stock splits, stock dividends, or cash dividends;
•A major litigation we are named in but that is not yet public; or
•Significant changes in our management or operations that we have not yet shared with the public.

In most cases, you should presume that this type of information or similar information is “material.” If you have any questions about what information is material, or whether the information has been disclosed to the public, you should contact Tyler’s chief legal officer.

Information that has not been disclosed to the public is generally considered “non-public” information. To establish that information has been publicly disclosed, it may be necessary to show that the information has been widely disseminated, such as through a newswire service, published on a widely available platform, discussed on our earnings call, or filed with the SEC. In contrast, information that has only been shared with Tyler employees or select members of the public (such as a small number of investors or analysts) would not be considered “publicly disclosed.”

General Trading Limitations for All Employees
Without limiting any other statement of the Policy, all employees, officers, and directors must comply with the following restrictions:
1.You may not buy or sell Tyler stock during the period beginning on the first business day after the end of each fiscal quarter through the close of trading on the second full business day after release of the quarter’s operating results to the public. This period, known as a “blackout period,” is intended to remove any appearance that you may have traded based on material non-public information concerning the financial results.

2.If, during times other than the blackout period referred to above, you possess material non-public information, then you are prohibited from buying or selling our stock until after the close of trading on the second full business day after such material information has been released to the public.

3.You are, in all circumstances, prohibited from “short selling” Tyler common stock (or an interest in Tyler common stock) – that is, selling stock or an interest in stock that the seller does not own or that the seller has borrowed.

These restrictions also apply to family members and others living in your household, as discussed further above.

From time to time, the chief legal officer may impose an event-specific restriction on trading by designated individuals during what would otherwise be an open window to trade. During such an event, the chief legal officer will notify the persons who should not be trading, and may or may not identify the basis for the notification. Those designated individuals may only resume trading in Tyler stock when the chief legal officer notifies them that they are permitted to do so.

And remember: even if there is an open window and you are not under an event-specific restriction through the chief legal officer, if you are in possession of Tyler material non-public information, you are not permitted to trade Tyler stock.

Additional Restrictions for Directors, Executive Management, Officers and Key Employees

In addition to the general trading limitations discussed above, if you are a member of the Tyler Board of Directors, executive management of Tyler, or an officer or key employee of one of Tyler’s divisions (including the accounting personnel of such divisions), the blackout period applicable to you begins earlier than the general blackout period. Instead, it begins on the 16th day of the third month of each fiscal quarter, and it extends through the close of trading on the second full business day after release of the quarter’s operating results to the public.

Even during an open window, you may not buy or sell Tyler stock without prior approval from our chief legal officer, also known as “preclearance.” A request for preclearance should be submitted to the chief legal officer at least two business days in advance of the proposed transaction. When a preclearance request is made, the requestor should consider whether they are in possession of any material non-public information. The chief legal officer is under no obligation to approve a transaction submitted for preclearance, and may determine not to permit the transaction.

You must also seek preclearance from the chief legal officer if you are seeking to provide standing instructions to, or place a limit order with, a broker. Any such instruction or order must be placed during an open window, be canceled if the window closes, and limited to a short duration.

Rule 10b5-1 Plans
If a trading plan meets the requirements of Rule 10b5-1 of the Exchange Act, trading in Tyler stock may occur even during blackout windows or when the plan participant is in possession of Tyler material non-public information. Directors, officers, and executive management should make an individualized determination regarding whether to put a Rule 10b5-1 plan in place. Any such plan must comply with then-current law.

If you are considering putting a plan in place, you must notify the chief legal officer at least one month before you hope to have the plan in place. The chief legal officer will provide you with Tyler’s then-current guidelines for Rule 10b5-1 plans. You should also be prepared to coordinate with the broker you will be asking to execute the plan, as each broker has unique processes and procedures for instituting a plan. Should you choose to do so, Tyler encourages you to set up a Rule 10b5-1 plan with Fidelity, the broker Tyler uses to manage Tyler stock.

In general, a Rule 10b5-1 plan must be entered into at a time when the person entering the plan is not in possession of Tyler material non-public information. Tyler does not permit a plan to be entered during a blackout period. Tyler will also require you to certify that, when you adopt the plan, you do not possess material non-public information.

Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded, or the date of the trade. The plan must include a “cooling off” period before trading can commence under the plan, cannot overlap with another Rule 10b5-1 plan, and must be entered into and executed on in good faith.

In addition to requirements imposed by the SEC and applicable law, Tyler requires that:

•The trading schedule be established in the plan, and not be left to the discretion of a broker;
•If a plan is designed as a single-trade plan (ie., it is designed to effect a trade in a single transaction), that there be only one such single-trade plan during any consecutive 12-month period, except for sell-to-cover arrangements;
•You refrain from modifying, terminating, or suspending your plan during a blackout period;

•You submit any contemplated modifications, termination, or suspension to the chief legal officer for review and approval;
•Any trading after a modification or suspension-lift does not occur until the expiration of a waiting period defined by the chief legal officer; and
•No trading outside of the plan occurs during the term of the plan.

Once you have finalized your plan with your broker, you must submit it to the chief legal officer for approval. That submission must occur at least five business days before the intended effective date of the plan.

Securities laws require Tyler to make quarterly disclosures of officer and director trading arrangements, including any adoption, modification or termination of a Rule 10b5-1 plan, and a description of the material terms of each plan. Actual trades executed under a plan are subject to Section 16 reporting, which includes a Form 4 report filed within two (2) business days of each trade and a Form 144 filing.

Quiet Period and Regulation FD

The following individuals and/or their designee(s) are authorized to communicate with the investment community (including analysts, stockbrokers, individual and institutional stockholders):

•Board Chair, Lead Independent Director, and Committee Chairs
•Chief Executive Officer
•Chief Financial Officer
•Chief Operating Officer
•Chief Human Resources Officer
•Director, Investor Relations
•Chief Legal Officer/Corporate Secretary

To avoid the potential for selective disclosure, or even the appearance of it, Tyler will observe quiet periods prior to quarterly earnings announcements or when material changes are pending. Regular quiet periods will commence on the first day following the end of a quarter in which any financial results are known, and will end with the issuance of a news release disclosing results for the quarter just ended.

During a quiet period, Tyler will not ordinarily initiate any meetings or telephone contact with analysts or investors, but will respond to unsolicited inquiries concerning factual matters or matters that are in the public domain. If Tyler is invited to participate, during a quiet period, in investment meetings or conferences organized by others, Tyler’s chief financial officer will consult with Tyler’s chief legal officer to determine, on a case-by-case basis, whether to accept these invitations.

All Tyler earnings calls to discuss quarterly and annual financial business information shall be simultaneously broadcast over the internet and/or via telephone conference call to all interested members of the public. Advance notice of the meeting and the broadcast shall be made via press release or other compliant method of communication.

The earnings press release will be released to Tyler’s then-current press release service, furnished to the SEC on a Form 8-K at or prior to the commencement of the earnings call.

Guidance may be provided in the earnings press release and modifications to guidance may be provided each quarter in the earnings press release, if needed. Generally, Tyler will not update guidance or provide additional guidance during a quarter, except as deemed necessary by the CEO and CFO, and then only in a public forum in accordance with Reg FD.

What are the penalties for violating the insider trading laws or the Policy?

Tyler expects the strictest compliance with the Policy. Failure to observe the Policy may result in serious legal difficulties for you as well as Tyler. A failure to follow the letter and spirit of the Policy would be considered a matter of extreme seriousness and a basis for discipline, including termination of employment. In addition, a violation of the insider trading laws can lead to civil and criminal penalties for you personally. Those penalties can be severe, including significant fines and imprisonment. As noted in multiple areas of the Policy, if you have questions about any part of the Policy at any time, contact Tyler’s chief legal officer.